Exhibit 99.2

IMMEDIATE RELEASE	December 15, 2011

David Bupp to Retire from Neoprobe Board of Directors

— Retirement to be effective January 4, 2012 —

DUBLIN, OH – December 15, 2011 – (NYSE Amex: NEOP) Neoprobe’s Board of Directors today announced that former President and Chief Executive Officer, David Bupp, will retire as a Director of Neoprobe Corporation effective January 4, 2012.

“David’s extraordinary vision and commitment to Neoprobe guided it to its position as one of the world’s most innovative radiopharmaceutical development companies,” said Gordon Troup, Chairman of Neoprobe, on behalf of the Board of Directors. “David has made countless contributions to Neoprobe’s success, and he has attracted and inspired Neoprobe’s employees and executive team.  We will miss David’s participation in the Board room, but we are pleased that that we will continue to have access to his expertise and experience through his existing and ongoing consulting agreement with the Company.”

"Neoprobe has been a major part of my business life for more than 20 years.  Leaving the Board is not a decision that I made lightly.  However, with the recent filing and acceptance for review of the New Drug Application for Lymphoseek®, the reactivation of the RIGS® program and now the in-licensing of a new and exciting product opportunity addressing yet another unmet need in the Alzheimer’s disease space, Neoprobe’s path forward as a precision radiopharmaceutical diagnostics company is very clear.  I am pleased with my contributions to those efforts and feel now is an appropriate time for me to leave the Company as a Director with the launch of Navidea Biopharmaceuticals," said David Bupp.  "I leave the Company in the hands of a very capable and energetic management team and Board.  I am confident that Neoprobe is poised for the success I have always known it could achieve.”

About Neoprobe (Navidea Biopharmaceuticals)
Neoprobe Corporation (NYSE Amex: NEOP) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Neoprobe is actively developing three radiopharmaceutical agent platforms – Lymphoseek®, AZD4694 and RIGScanTM CR – to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and ultimately patient care. Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.neoprobe.com.

Contact:
Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330